EXHIBIT 99.1

(BW) (MERIDIAN-RESOURCE) (TMR) The Meridian Resource Corporation Announces Acreage Accumulation

      HOUSTON--(BUSINESS WIRE)--April 21, 1998--The Meridian Resource Corporation (NYSE:TMR) announced successful bids at the most recent Louisiana State Lease Sale on five (5) key Louisiana lease tracts located within the Rockefeller Refuge. The tracts were part of an exclusive 3-D Seismic option covering 250 square miles which the State of Louisiana granted to GECO-Prakla. Meridian and its partner, Burlington Resources, (NYSE:BR) (who acquired The Louisiana Land and Exploration Company in 1997), participated in a group of six underwriting companies. The tracts acquired comprised over 5,000 acres with Meridian and Burlington each owning a 50 percent interest as part of the Joint Venture Alliance created by Meridian and The Louisiana Land and Exploration Company in 1996 whereby the companies agreed to jointly explore over 1,500 square miles in the south Louisiana Transition Zone. Total consideration for the tracts was $6,656,000 and is the first State Lease Sale permitted after GECO-Prakla and its six underwriting participants obtained the exclusive right to acquire 3-D survey covering this area.

In addition, Meridian announced that it has exercised its exclusive right of option to lease approximately 8,000 acres located under its 117-square-mile proprietary 3-D survey covering its Main Pass/Breton Sound prospect area. During 1996, TMRC entered into a type III Exclusive Option with the State of Louisiana covering approximately 22,000 acres. Lease terms were fixed at $110/acre and
22.5 percent Royalty. The Company commented that these lease positions and seismic prospects represent very exciting opportunities for the Company which it plans to drill within the next 6-12 months as part of its exploration program.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana, southeast Texas and offshore Gulf of Mexico. Meridian's office is located in Houston, Texas and the stock is traded on the New York Stock Exchange under the symbol "TMR." For additional information, visit our website at www.TMRC.com or our E-mail address at TMRC@ix.netcom.com.

Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in Meridian's business are set forth in Meridian's filings with the Securities and Exchange Commission. These risks include (i) the continued production from existing wells at their current or projected levels, (ii) price changes for oil and gas, (iii) the ability of the Company to successfully complete those wells that have been logged and reflect potential production, (iv) the ability of the Company to

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successfully complete and produce those reserves scheduled as "non-producing" or
"undeveloped", (v) the ability of the Company to acquire leases and timely drill its exploratory prospects, (vi) risks regarding estimates of reserves, (vii) production risks, (viii) governmental regulations and (ix) general risks regarding the exploration for, and production of, oil and gas reserves.

      CONTACT:    Meridian Resource Corporation, Houston
                  Joseph A. Reeves, Jr., Michael J. Mayell, or P. Richard "Dick" Gessinger, 281/558-8080

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